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                            FIRST AMENDMENT TO
                     RESEARCH & DEVELOPMENT AGREEMENT


      This FIRST AMENDMENT TO RESEARCH & DEVELOPMENT AGREEMENT (this "First Amendment"), effective as of December 31, 1996 (the "Effective Date") by and between THE DOW CHEMICAL COMPANY ("Dow") and DESTEC ENERGY, INC. ("Destec").

                                RECITALS:

      WHEREAS, Dow and Destec entered into the Research & Development Agreement, effective as of March 1, 1990 (the "Agreement"), whereby Destec engaged Dow to provide certain research and development services with respect to intellectual property relating to the gasification of carbonaceous materials and to lignite beneficiation, which intellectual property was assigned to Destec by Dow pursuant to the Assignment Agreement effective as of March 1, 1990; and

      WHEREAS, Dow and Destec desire to amend the Agreement.

      NOW, THEREFORE, Dow and Destec hereby agree to the following terms, covenants, conditions and obligations as amendment and supplement to the
Agreement:

      1. All terms, covenants, obligations and conditions in the Agreement not superseded or amended by this First Amendment remain in full force and effect as originally written in the Agreement. All capitalized terms used in this First Amendment and not otherwise defined in this First Amendment have the meaning assigned to such term in the Agreement.

      2. Article II of the Agreement is hereby deleted in its entirety and replaced by the following text:

          Article II - Term. This Agreement shall terminate on December 31, 1997, unless otherwise agreed in writing by the parties.

      3. Sections 4.1, 4.2 and 4.3 are deleted in their entirety and replaced by the following text for Sections 4.1 and 4.2:

          4.1 In order to conduct the research activities Dow shall provide personnel for such research activities at such level of support to be mutually agreed to by both Dow and Destec in accordance with Section 5.5.

          4.2 As requested in writing by Destec, the Dow research and development personnel assigned to Destec activities, as identified in Section 5.5 (the "Designated Dow R&D Person(s)"), shall conduct such studies, investigation, inquiries, experiments, analyses and research and development activities as are requested by Destec, through its Gasification Business Unit ("GBU") Director (or the equivalent functional department) or the designee of the GBU Director, and agreed to by Dow and such Designated Dow R&D Person(s). Such written requests may take the form of Goals and Objectives which are reviewed at least quarterly for progress or which may be altered at the request of Destec and agreed to by Dow. The written requests for such assignments shall constitute the research plan of the parties (the "Research Plan").
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      4.  The following Section 5.5 is added to Article 5 of the
Agreement:

          5.5 From the Effective Date through December 31, 1997, Dow shall provide two and one-half (2 1/2) man years of effort for research and development support pursuant to this Agreement. To the extent that such individuals remain Dow employees (they are not subject to employment contract and Dow is not required by virtue of this Agreement to retain them in Dow's employment), Dow shall dedicate the following Dow personnel to such efforts until December 31, 1997:

          Personnel         Location           Time Allocated to Destec
          -------------------------------------------------------------
          Albert Tsang      Terre Haute, IN           100%
          Cliff Keeler      Terre Haute, IN           100%
          Doug Merrick      Midland, MI                50%

      5.  Sections 6.1, 6.2 and 6.3 are hereby deleted in their entirety.

      6. Section 9.1 is hereby deleted in its entirety and replaced by the following text:

          9.1 (a) Destec will reimburse Dow for (i) a fee of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) per man year of effort for services of each of the Designated Dow R&D Person(s), such fee to be prorated, (ii) reasonable travel expenses incurred by Dow personnel, including the Designated Dow R&D Person(s), at Destec's request, (iii) the fully absorbed costs plus a five percent (5%) adder for any services provided by Dow to Destec other than the services of the Designated Dow R&D Person(s) (e.g. analytical services, computer services), and (iv) all reasonable out-of-pocket expenses incurred for patent filing fees, prosecution costs and maintenance fees associated with any patent applications filed or patents obtained by Dow under Section 7 of the Agreement on behalf of Destec. Reimbursement by Destec of costs incurred by Dow under Section 7 of the Agreement in excess of 110% of the agreed upon patent obtention and maintenance fees shall require the advance written consent of Destec.

          (b) In addition to the foregoing, Destec shall pay the reasonable relocation expenses of any Designated Dow R&D Person(s), for which relocation is required in order to effectuate the terms of Section 5.5. In the event that any change in location is at the request of Dow, then Dow shall be responsible for the relocation expenses of such Designated Dow R&D Person(s). Upon the termination of this Agreement, any relocation expenses of the Designated Dow R&D Person(s) located at Destec's Terre Haute facility, which are incurred due to such termination, are to be the responsibility of Dow.

      7. Section 9.3 is amended by deleting the phrase "the Dow Louisiana Division in Plaquemine, Louisiana" from the 3rd sentence, and substituting the phrase "Dow's offices located in Midland, Michigan" in place thereof.

      8. With respect to any Destec employees currently working at the Wabash Project as of February 17, 1997, who are subsequently hired by Dow, Dow will make such individuals available to Destec under the terms of this Agreement, at Destec's request, at fully absorbed cost plus 30% until December 31, 1998.


      IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.


                                       THE DOW CHEMICAL COMPANY

                                       By:  /s/ B. G. Taylorson
                                           ----------------------------------
                                       Name:   B. G. Taylorson
                                       Title:  Corporate Director,
                                               Mergers & Acquisitions


                                       DESTEC ENERGY, INC.

                                       By:  /s/ Enrique M. Larroucau
                                           ----------------------------------
                                       Name:   Enrique M. Larroucau
                                       Title:  Senior Vice President,
                                               Chief Financial Officer
                                               and Treasurer